Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation or Organization
NetApp Argentina S.R.L.	Argentina
NetApp Australia Pty. Ltd.	Australia
NetApp Austria GesMBH	Austria
NetApp Belgium BVBA	Belgium
NetApp Global Limited	Bermuda
NetApp Global Holdings Ltd.	Bermuda
NetApp Brasil Solucoes de Gerenciamento e Armazenamento de Dados Ltda	Brazil
NetApp U.S. Public Sector, Inc.	California
NetCache, Inc.	California
NetApp Canada Ltd.	Canada
NetApp VTC, Inc.	Canada
NetApp Chile Limitada	Chile
NetApp (Shanghai) Commercial Co., Ltd.	China
NetApp Holdings Ltd.	Cyprus
Blue Steel Acquisition LLC	Delaware
NetApp Capital Solutions, Inc.	Delaware
Onaro, Inc.	Delaware
NetApp Denmark ApS	Denmark
NetApp Finland Oy	Finland
NetApp France SAS	France
NetApp Deutschland GmbH	Germany
NetApp (China) Limited	Hong Kong
NetApp (Hong Kong) Limited	Hong Kong
NetApp India Private Limited	India
NetApp India Marketing and Services Private Limited	India
PT. NetApp Indonesia	Indonesia
Network Appliance (Sales) Limited	Ireland
NetApp Israel R&D, Ltd.	Israel
NetApp Israel Sales Ltd.	Israel
Onaro Israel, Ltd.	Israel
Scharfnet, Ltd	Israel
NetApp Italia Srl.	Italy
NetApp K.K.	Japan
NetApp Korea Limited	Korea
NetApp Luxembourg S.a.r.l.	Luxembourg
NetApp Switzerland GmbH	Switzerland
NetApp Malaysia Sdn Bhd	Malaysia
NetApp Mexico S. de R.L. de C.V.	Mexico
NetApp New Zealand Limited	New Zealand
NetApp Nigeria Limited	Nigeria
NetApp Norway AS	Norway
NetApp Poland Sp. z.o.o.	Poland
NetApp Russia LLC	Russia
Network Appliance Saudi Arabia LLC	Saudi Arabia
NetApp Singapore Pte. Ltd.	Singapore
NetApp South Africa (Pty) Limited	South Africa
NetApp Spain Sales SL	Spain
Network Appliance Sweden AB	Sweden
NetApp (Thailand) Limited	Thailand
Decru B.V.	The Netherlands
NA Technology CV	The Netherlands
NetApp Asia Pacific Holdings B.V.	The Netherlands
NetApp B.V.	The Netherlands
NetApp Holding & Manufacturing BV NAHM	The Netherlands
NetApp Teknoloji Limited Sirketi	Turkey
NetApp UK Ltd.	United Kingdom
NetApp Vietnam Company Limited	Vietnam